Exhibit 10.3

EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT effective July 1, 2007, is by and between Veeco Instruments Inc., a Delaware corporation (the “Company” or “Employer”), and John R. Peeler (“Executive”).

                The Company and Executive hereby agree as follows:

                1.             Definitions.  As used herein, the following definitions shall apply:

                                “Board” shall mean the Board of Directors of the Company.

                                “Change of Control” shall mean:  (a) any person or group of persons becomes the beneficial owner of securities representing 50 percent or more of the Company’s outstanding voting securities, or (b) the approval by the Company’s stockholders of one of the following:

(i)  Any merger or statutory plan of exchange (“Merger”) in which the Company would not be the surviving corporation or pursuant to which the Company’s voting securities would be converted into cash, securities or other property, other than a Merger in which the holders of the Company’s voting securities immediately prior to the Merger have the same proportionate ownership of voting securities of the surviving corporation after the Merger;

(ii)  Any Merger in which the holders of outstanding voting securities of Veeco prior to such Merger will not, in the aggregate, own a majority of the outstanding voting securities of the combined entity after such Merger; or

(iii)  Any sale or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets or the adoption of any plan or proposal for the Company’s liquidation or dissolution.

                                “Disability” shall mean (i) the inability of Executive (whether due to accident, sickness or other cause) to perform his designated responsibilities for the Company for a period that would entitle Executive to qualify for long-term disability benefits under the Company’s then-current long-term disability insurance program or (ii) in the absence of such a program, the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident, disability or health plan covering employees of the Company. Disability of Executive shall be determined by the Board.

                                “Severance Period” shall mean the Severance Period specified on the signature page hereto.

                                Termination for “Cause” shall mean a termination based on (i) Executive’s willful and substantial misconduct in the performance of his duties, (ii) Executive’s willful failure to perform his duties after two weeks written notice from the Company (other than as a result of a total or partial incapacity due to a physical or mental illness, accident or similar event), (iii) the Executive’s material breach of any of the agreements contained in Sections 5, 6 or 7 hereof, (iv) the commission by Executive of any material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof or (v) Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony.  The Company may terminate Executive’s employment for Cause only with the approval of a majority of the Board.  Prior to any termination for Cause as defined in subsections (i), (ii), (iii) and (iv), herein, Executive shall have an opportunity to appear before the Board to present his position, provided that such appearance shall be scheduled within two calendar weeks after Executive’s receipt of a notice of intent to terminate which specifies the facts on which the proposed termination for cause is based.

                                Termination for “Good Reason” shall mean termination by Executive of his employment with the Company hereunder based on:

(a)           an involuntary diminution in the Executive’s position, title, responsibilities, authority or reporting responsibilities;

(b)           an involuntary material reduction by the Company in Executive’s base salary (other than a salary reduction made as part of a salary reduction program affecting employees similarly situated to Executive generally);

(c)           a significant reduction by the Company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans (other than a reduction in benefits affecting employees similarly situated to Executive generally);

(d)           an involuntary relocation of the Executive’s primary place of work by more than 50 miles from its then current location (it being understood that Executive’s decision not to relocate would not be a basis for Termination for Cause);

(e)           the Executive is not appointed to the Board within thirty (30) days of his first day of employment with the Company or thereafter involuntarily ceases to be a member of the Board, or

(f)            the breach by the Company of any of its material obligations under this Agreement.

A termination will not be considered Good Reason as defined herein unless Executive provides the Company with written notice of the existence of the applicable condition described in clauses (a) through (f) above no later than 90 days after the initial existence of such condition is known by the Executive and the Company fails to remedy such condition within 30 days of the date of such written notice.

                2.             Employment.

                (a)           General.  The Company hereby employs the Executive in the position set forth on the signature page hereto or such other position as the Company and Executive may mutually agree, and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth herein.  The Executive will faithfully perform the duties and responsibilities of such office, as they may be assigned from time to time by the Board.  In addition, while Executive is employed by the Company, the Company will use its best efforts to ensure the Executive is a member of the Board.  The Executive shall devote his full business time, attention and energy to the business of the Company.  The Executive will not be engaged in any other business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  The parties agree that Executive’s employment with the Company constitutes “at-will” employment which may be terminated by either party at any time, upon written notice to the other, with or without cause or for any or no cause.  As described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from serving on boards of directors or committees with the Board’s prior approval.

                (b)           Base Salary.  The Company will pay Executive an annual base salary in the amount specified as the Initial Base Salary on the signature page hereto (“Base Salary”), payable in accordance with the Company’s normal payroll policy.  The Base Salary shall be reviewed annually for increases but may not be decreased (other than a salary reduction made as part of a salary reduction program affecting employees similarly situated to Executive generally).

                (c)           Bonus.

(i)         Management Bonus Plan.  The Executive shall be eligible to participate in cash incentive plans as established from time to time by the Compensation Committee of the Board (the “Committee”) and subject to achievement of the performance goals specified thereunder.  Executive’s target bonus will be 100% of Base Salary for the plan year for this bonus plan (January 1 through December 31).  For the first year of service, the bonus payment will be pro-rated to reflect the actual start date.

(ii)        Sign-On Bonus.  A sign-on bonus, in the amount of $1,000,000 shall be paid to Executive on or before December 31, 2007; provided that Executive is actively employed by the Company and in good standing on the aforementioned payment date; provided, further, that (A) if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason prior to the first anniversary of Executive’s start date with the Company, then Executive shall reimburse the Company for the full amount of the sign-on bonus, and (B) if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason on or after the first anniversary of Executive’s start date with the Company and prior to the second anniversary of Executive’s start date with the Company, then Executive shall reimburse the Company for one-half (1/2) of the sign-on bonus.  Such reimbursement shall be made by Executive within 10 days of such termination.

(iii)       Long-Term Cash-Based Incentive Plan.  Executive shall be eligible to participate in the Company’s Long-Term Cash-Based Incentive Plan, as established from time to time by the Committee and subject to achievement of the performance goals specified thereunder.  Executive’s target bonus will be 75% of Base Salary, pro-rated for the first year of employment to reflect the actual start date.  Awards payable under this plan will be earned over a three-year period based on the achievement of performance metrics.

                (d)           Benefits; Stock Options; Restricted Stock.  In addition to the Base Salary and bonus plans referred to above, the Executive shall be entitled to participate in such employee benefit plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the Executive’s position, tenure, salary, and other qualifications.  Without limiting the generality of the foregoing, the Executive shall receive:

(i)         Initial Hire Grants.  Effective upon Executive’s first day of employment (the “Grant Date”), Executive shall be granted the following pursuant to the terms of the Company’s 2000 Stock Incentive Plan, as amended (the “Plan”):

(1)           A restricted stock award in the amount of 150,000 shares of Veeco Common Stock and subject to the terms and conditions specified in the form of award notice attached hereto as Appendix A.  The restrictions on these shares will lapse with respect to one third of the total award on each of the first three anniversaries of the Grant Date as specified in Appendix A.

(2)           A stock option award to purchase 250,000 shares of Veeco Common Stock with an exercise price equal to the fair market value of Veeco Common Stock on the Grant Date and subject to the terms and conditions specified in the Plan.  One third of these options shall become exercisable on each of the first three anniversaries of the Grant Date.

(ii)        2008 Grants.  On the same date as annual awards are generally made to other eligible employees (the “2008 Grant Date”), Executive shall, if actively employed in good standing, receive the following:

(1)           A restricted stock award in the amount of 50,000 shares of Veeco Common Stock. The restrictions on these shares will lapse with respect to one third of the total award on each of the first three anniversaries of the 2008 Grant Date and this award shall be subject to terms and conditions substantially similar to those specified in Appendix A.

(2)           A stock option award to purchase 100,000 shares of Veeco Common Stock with an exercise price equal to the fair market value of Veeco Common Stock on the 2008 Grant Date.  One third of these options shall become exercisable on each of the first three anniversaries of the 2008 Grant Date and these options shall be subject to the terms and conditions specified in the Plan.

In the event of any change in the capital structure of the Company on or before the 2008 Grant Date, the number of shares of Veeco Common Stock subject to the 2008 Grants shall be adjusted equitably to reflect any such change.

(iii)       Car Allowance.  During the employment period, the Company will pay the Executive a car allowance of $1,500, subject to applicable tax withholding, which shall be paid not less frequently than on a monthly basis in accordance with the Company’s regular payroll practices.

(iv)       Vacation.  Executive shall accrue vacation at the rate of four weeks per calendar year.  As of the start date of employment, Executive shall be awarded a vacation bank of two weeks of vacation and during the remainder of calendar year 2007 will accrue vacation at the rate consistent with an annual four week vacation accrual.

(v)        Relocation.  Executive’s office will be based in Woodbury, New York.  During the first year of Executive’s employment (and prior to Executive’s relocation to the Woodbury, NY area), the Company will reimburse Executive’s reasonable housing and transportation expenses, including a tax gross-up for these amounts.  Such amounts, including the tax gross-up, shall not exceed $100,000.  The Company shall also reimburse Executive an amount equal to closing costs on the sale and purchase of a home and movement/storage of household goods at such time as Executive relocates to the Woodbury, NY area.

                (e)           Reimbursement of Expenses.  The Company will reimburse the Executive, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive’s duties hereunder, upon presentation by the Executive to the Company of appropriate vouchers or documentation.

                (f)            Continuation of Benefits.  The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the employment period, and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

                (g)           Certain Reimbursement Requirements.  Any reimbursement provided under Section 2(d)(v) and Section 2(e) shall (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year and (iii) not be subject to liquidation or exchange for another benefit; provided, however, a reimbursement payment for tax gross-ups shall be made no later than the end of the Executive’s tax year immediately following the tax year in which Executive remits the related taxes to an agency.

                3.             Compensation Upon Termination.  (a)  If Executive’s employment with the Company terminates for any reason (including, death or Disability and whether or not such termination results from or is in connection with a Change in Control), other than pursuant to a termination of Executive’s employment for Cause or a resignation by the Executive without Good Reason, and contingent upon Executive’s compliance with this Agreement and execution of the Release of Claims (as provided in Section 4 below), without revocation, Executive (or, if applicable, his estate) shall be entitled to the following benefits:

(i)                                     The Company shall pay Executive severance in an amount equal to the amount of Executive’s annual base salary as in effect immediately prior to such termination (but without regard to any salary reduction program then in place) which would have been payable over the Severance Period absent such termination.  This severance shall be payable over the Severance Period in equal installments on Employer’s regular pay days, in each case commencing on the Company’s first pay day which is at least 21 days after the later of (i) expiration of the applicable revocation period following execution of the Release of Claims (without revocation) and (ii) the termination date.

(ii)                                  Executive shall be entitled to receive a pro rata portion of his target bonus for the year in which termination occurs under the management bonus plan in effect at the time of termination.  Such amount shall be payable on the later of:  (i) expiration of the applicable revocation period following execution of the Release of Claims (without revocation) and (ii) the same date(s) that the Company makes it bonus payments to employees generally with regard to such year.

(iii)                               During the Severance Period, the Executive shall be entitled to participate in all group health and insurance programs and all other benefits, fringe benefits and perquisites available generally to senior executives of the company (including in the case of health programs, continued coverage for the Executive’s spouse and eligible dependents).  In the event that the Executive’s participation in any such plan or program is prohibited by operation of law or by the terms of such plan or program as in effect immediately preceding the date of termination of the employment period, the Company shall arrange to provide (or reimburse Executive for the reasonable cost of) benefits substantially similar to those which the Executive would have been entitled to receive under such plans and programs.  In either event, the level of Company contribution to such plans shall be equal to the contribution level for an active executive of the Company.  Nothing herein shall require the Company to maintain any group benefit plans for its senior executives or prevent the Company from modifying its group benefit plans or contribution level for its senior executives. Any reimbursement or benefit the Executive is entitled to receive pursuant to this Section 3(a)(iii) shall (I) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (II) not be affected by any other expenses that are eligible for reimbursement in any tax year and (III) not be subject to liquidation or exchange for another benefit.

(iv)                              Any options to purchase shares of the Company’s stock which are held by Executive as of the date of termination that were not vested and exercisable as of such date shall become immediately and fully vested and exercisable as of such date.

(v)                                 Executive shall retain the right to exercise any options to purchase shares of the Company’s stock which are held by Executive as of the date of termination until the earlier of (a) the end of the Severance Period and (b) the expiration of the original full term of each such option.

(vi)                              Any shares of restricted stock or restricted stock units which are held by Executive as of the date of termination shall become vested and the restrictions with regard thereto shall lapse upon such termination.

(vii)                           The Sign-On Bonus, if not previously paid, shall be paid within 21 days after the later of (I) expiration of the applicable revocation period following execution of the Release of Claims (without revocation) and (II) the termination date.

                (b)           If Executive’s employment with the Company is terminated by the Company for Cause or is terminated by Executive without Good Reason, the Executive will not have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of Executive’s base salary computed on a pro rata basis to the date of termination, (ii) payment of his previously accrued but unpaid rights that are then payable in accordance with the terms of any incentive compensation, equity incentive, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating, and (iii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, provided such reimbursement shall be subject to the applicable requirements provided in Section 2(g).

                4.             Release of Claims.  Receipt of the benefits described in Section 3 is conditioned upon the execution by Executive (without revocation) of a general release and waiver of claims against the Company in a form satisfactory to the Company.  In the case of termination on account of death or Disability, such general release and waiver of claims may be provided by Executive’s personal representative or in another manner reasonably satisfactory to the Company.

                5.             Confidentiality and Assignment of Inventions.

                (a)           Confidentiality.  During the term of Executive’s employment with Employer and for five years thereafter, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for Employer, (ii) as authorized in writing by Employer, or (iii) as required by law or legal process, provided, that, prior written notice of such required disclosure is provided to Employer and, provided, further, that, all reasonable efforts to preserve the confidentiality of such information shall be made.  As used herein, “Confidential Information” shall mean information that (i) is used or potentially useful in Employer’s business, (ii) Employer treats as proprietary, private or confidential, and (iii) is not generally known to the public.  “Confidential Information” includes, without limitation to, information relating to Employer’s products or services, processing, manufacturing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, and information contained in manuals or memoranda.  “Confidential Information” also includes proprietary and/or confidential information of Employer’s customers, suppliers and trading partners who may share such information with Employer pursuant to a confidentiality agreement or otherwise.  The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder.

                (b)           Inventions.  (i)  Attached as Appendix B hereto is a compete and accurate list of each invention, discovery, idea, improvement or application (each, an “Invention”) whether or not patentable, conceived, developed, created or made by Executive, either alone or with others, prior to employment with Employer.  Except as set forth on Appendix B, Executive has no unpatented Inventions which are to be withheld from this Agreement and all present or future Inventions that are created, conceived, developed or made by Executive during his employment or pursuant to clause 5(b)(ii)(B) of this Agreement are subject to assignment to Employer hereunder.

                                (ii)           Executive shall promptly advise Employer, in writing, of each Invention, whether or not patentable, which is in any way or manner related to the business of Employer or resulting from or was suggested by any work done for Employer and which is conceived, developed, created or made by Executive, alone or with others, (A) during his employment with Employer or (B) within two years after the termination of Executive’s employment with Employer but which is based on Employer’s trade secrets or Confidential Information (each, an “Employer Related Invention”).  Each Employer Related Invention shall become the sole and exclusive property of Employer.  Executive agrees to disclose the same promptly to Employer, to execute all documents requested by Employer for vesting in it the entire right, title and interest in and to the same, to execute all documents requested by Employer for filing and prosecuting such applications for patents, copyrights and/or trademarks as Employer, in its sole discretion may desire to prosecute, and to give Employer all the assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect Employer’s right therein and thereto.

                                (iii)          The assignment of inventions contained herein shall not apply to an invention that the Executive develops entirely on his own time without using the Employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the Employer’s business, or actual or demonstrably anticipated research or development of the Employer; or (2) result from any work performed by the Executive for the Employer.

                (c)           Independent Obligations.  Executive acknowledges and agrees that the obligations and covenants under this Section 5 are intended to be, and shall be construed as, agreements separate and independent from other terms and provisions of his employment.  The existence of any claim or cause of action by Executive against Employer, whether predicated on Executive’s employment or otherwise, shall not constitute a defense to the enforcement by Employer of said covenants.

                (d)           Survival.  In the event of termination of employment by either party, the provisions of this Section 5 will remain in effect.  Upon termination, Executive will immediately deliver to Employer all property belonging to Employer then in the Executive’s possession or control, including all Documents embodying Confidential Information.  As used herein, “Documents” shall mean originals or copies of files, memoranda, correspondence, notes, photographs, slides, overheads, audio or video tapes, cassettes, or disks, and records maintained on computer or other electronic media.

                6.             Non-Competition.  For the duration of Executive’s employment with the Company and (a) if severance is payable under Section 3 following the termination of such employment, for the Severance Period or (b) if severance is not payable under Section 3 following termination of such employment, for twelve (12) months following such termination (collectively, the “Noncompete Period”), Executive will not, without the prior written consent of the Company, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of the Company or any of its subsidiaries, in any state of the United States or in any country in which the Company or any of its subsidiaries sells products or conducts business; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.  During the Noncompete Period, Executive will, within ten days after accepting any employment, advise the Company of the identity of any employer of Executive.  Receipt of the benefits provided under Section 3 is conditioned upon compliance by Executive with this Section.

                7.             Non-Solicitation; Non-Hire.  For the Noncompete Period, Executive hereby agrees that Executive will not, directly or indirectly, either for himself or any other person:  (a) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (b) in any way interfere with the relationship between the Company and its subsidiaries and any employee of the Company or any of its subsidiaries, (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of the Company or any of its subsidiaries, other than such former employees who have not worked for the Company or any of its subsidiaries in the prior 12 months; (d) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between the Company and its subsidiaries and any customer, supplier, licensee or business relation of the Company or any of its subsidiaries; or (e) solicit the business of any person known to Executive to be a customer of the Company or any of its subsidiaries, whether or not Executive had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of the Company and its subsidiaries or the products or activities of the Company and its subsidiaries in existence or contemplated at the time of termination of Executive’s employment.  Receipt of the benefits provided under Section 3 is conditioned upon compliance by Executive with this Section.

                8.             Cutback of Certain Payments.  Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined below) than from the payments due as a result of the termination of Executive hereunder and under any other agreement, plan or program (the “Specified Benefits”), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid.  The “Capped Benefit” shall mean the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being “parachute payments” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision.  For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive upon a change in control of the Company (collectively, excluding the Specified Benefits, the “Change of Control Payments”).  To determine whether Executive’s after-tax benefit from the Capped Benefit would be greater than Executive’s after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises the Company in writing is applicable to Executive.  In the event that the Company and Executive are unable to agree as to the amount of the reduction described above, if any, Executive shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the date of termination) by the Company regarding federal income tax matters, and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding upon Executive and the Company.

                9.             Injunctive Relief.  A breach of Executive’s obligations under Section 5, 6 or 7 hereof may not be one which is capable of being easily measured by monetary damages and, consequently, Executive specifically agrees that such sections may be enforced by injunctive relief.  Further, Executive specifically agrees that, in addition to such injunctive relief, and not in lieu of it, the Company may also bring suit for damages incurred by the Company as a result of a breach of Executive’s obligations under such sections.

                10.           Arbitration; Waiver of Jury Trial.  Except as provided below and as provided in Section 9, any dispute or claim arising under this Agreement or in connection with Executive’s employment with the Company shall be settled solely by arbitration held in accordance with the Employment Dispute Procedures of the American Arbitration Association and held in the county and state in which Executive’s place of employment is located, or any other location mutually agreed upon by the parties.  Such proceedings and evidence shall be confidential.  The arbitrator shall have the power and the authority to make such decisions and awards as he or she shall deem appropriate, including, but not limited to, granting compensatory damages, costs and attorneys fees to the prevailing party, and the granting or issuance of such mandatory directions, prohibitions, orders, restraints and other injunctions (other than any of the foregoing that would reestablish the employment relation formerly existing between Executive and the Company) that he or she may deem necessary or advisable directed to or against any of the parties, including a direction or order requiring specific performance of any covenant, agreement or provision of this Agreement as a result of a breach or threatened breach thereof.  This agreement to arbitrate all disputes between the parties includes, but is not limited to, claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, class action claims, all common law claims and any other federal, State or local law or regulation.  The cost of such arbitration shall be borne equally by the parties unless otherwise directed by the arbitrator.  Any decision of the arbitrator shall be final, binding and conclusive upon all of the parties hereto and said decision may be entered as a final judgment in any court of competent jurisdiction.  With respect to the claims described in Section 9 and to the extent that any claim is found not to be subject to arbitration, such claims shall be decided either by the U.S. District Court or the state court of general jurisdiction in and for the judicial district in which Executive’s place of employment is located, by a judge sitting without a jury, to ensure rapid adjudication of those claims and proper application of existing law.

                11.           Governing Law; Severability.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.  If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, then such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

                12.           Notices.  Notices and other communications hereunder will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to: Veeco Instruments Inc. 100 Sunnyside Boulevard Woodbury, New York 11797 Attention: General Counsel	if to the Executive, to: the last residential address of Executive known to the Company

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this section or in accordance with the latest unrevoked direction from such party.

                13.           Offset; Withholding.  The amount of severance pay provided under this Agreement, if any, may serve to offset or reduce any severance, termination or similar payments the Company may be required to pay Executive under federal, state and local laws or any separate severance policy or plan of the Company.  The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes or other applicable deductions.

                14.           IRC Section 409A.  The parties understand and agree that certain payments contemplated by this Agreement, including severance pay, may be “deferred compensation” for purposes of IRC Section 409A.  Notwithstanding any provision of this Agreement to the contrary, any payments constituting deferred compensation required to be made upon or in respect of the Executive’s termination of employment hereunder shall not be paid prior to six months after the Executive’s termination of employment, to the extent necessary to comply with IRC Section 409A(2)(B)(i).  The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay hereunder and shall promptly pay any such delayed payments, without interest, at the conclusion of the applicable six month period (or, if later, when scheduled to be paid under the terms of the Agreement).  No deferred compensation payable hereunder shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with IRC Section 409A.  In no event shall the Company have any liability or obligation with respect to taxes for which the Executive may become liable as a result of the application of IRC Section 409A.

15.           Assignment; Successors.  This Agreement is personal to Executive and Executive shall not assign or transfer this Agreement or any of his rights or obligations hereunder.  The provisions hereof will inure to the benefit of, and be binding upon, the respective heirs, legal representatives and successors of Executive and each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

                16.           Legal Fees.  The Company hereby agrees to pay the legal fees and expenses of DLA Piper in connection with their representing Executive in the negotiation and documentation of this Agreement (not to exceed $5,000).  Such payment shall be made before August 31, 2007.

                17.           Cooperation.  Following any termination of Executive’s employment, Executive shall reasonably cooperate with the Company, at mutually convenient times, in connection with (i) all matters relating to the completion or transition of pending work on behalf of the Company, and (ii) any existing or future internal or external investigation or litigation in which the Company deems Executive’s cooperation necessary.

18.           Entire Agreement; Amendment; Waiver.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto including the offer letter dated April 19, 2007.  This Agreement may be amended or terminated only in a writing signed by the parties hereto.  The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate, or be construed as, a waiver of any subsequent breach by such other party.

                19.           Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                20.           Effective Date.  This Agreement shall become effective on July 1, 2007.

*     *     *     *     *

                IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

VEECO INSTRUMENTS INC.	EXECUTIVE

By:
Name:	John R. Peeler
Title:
	Position:	Chief Executive Officer

	Initial Base Salary:	$600,000

	Severance Period:	36 months

APPENDIX A

NOTICE OF RESTRICTED STOCK AWARD

VEECO INSTRUMENTS INC.

NOTICE OF RESTRICTED STOCK AWARD

                Veeco Instruments Inc. (the “Company”), is pleased to confirm the award to the employee named below (“Participant”) of restricted shares of common stock, par value $0.01 per share, of the Company described below.

Participant:

Award Date:	, 2007

Aggregate number of shares of Restricted Stock subject to the Award (the “Award”):	Shares

Vesting/Lapsing of Restrictions:	One-third of the shares comprising the Award will vest, and the restrictions with respect to such shares shall lapse, on each of first three anniversaries of the Award Date.

Additional Provisions:

This Award shall be subject to the terms and conditions set forth in the Veeco Instruments Inc. Terms and Conditions of Restricted Stock Award (2007) (the “Terms and Conditions”). Unless Participant notifies Veeco within 10 days following receipt of this notice that he or she declines this Award, Participant will be deemed to have accepted and agreed to the Terms and Conditions. Any such notice should be in writing and sent to Veeco Instruments Inc., Attention: General Counsel, 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797 or by facsimile to 516-677-0380.

VEECO INSTRUMENTS INC.

By:
Name:
Title:

VEECO INSTRUMENTS INC.

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

(2007)

These TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD (2007) (these “Terms and Conditions”) apply to any award by Veeco Instruments Inc., a Delaware corporation (the “Company”), of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to certain restrictions (“Restricted Stock”), pursuant to the Veeco Instruments Inc. 2000 Stock Incentive Plan (as it may be amended from time to time, the “Plan”), which specifically references these Terms and Conditions.

ARTICLE 1.

DEFINITIONS

Section 1.1             In General.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan and/or the applicable Notice of Restricted Stock Award.  In addition, wherever the following term is used in these Terms and Conditions, it shall have the meaning specified below, unless the context clearly indicates otherwise.

Section 1.2             “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 4.2 and the exposure to forfeiture set forth in Section 3.1.

ARTICLE 2.
RESTRICTED STOCK  AWARD

Section 2.1             Award of Restricted Stock.  The Award is made in consideration of the Participant’s agreement to remain in the employ of the Company and for other good and valuable consideration which the Committee has determined exceeds the aggregate par value of the shares of Common Stock subject to the Award.

Section 2.2             Award Subject to Plan.  The Award is subject to the terms and provisions of the Plan, including without limitation Section 8 thereof.

ARTICLE 3.
RESTRICTIONS

Section 3.1             Forfeiture.  Unless otherwise provided by written agreement between the Company and Participant, which may be entered into at any time, including in connection with the termination of Participant’s employment, any shares of Restricted Stock which are not vested at the time Participant’s employment with the Company or one of its Subsidiaries terminates shall thereupon be forfeited immediately and without any further action by the Company or the Participant.

Section 3.2             Vesting and Lapse of Restrictions.  Subject to Section 3.1, the Restrictions shall lapse with respect to the Restricted Stock subject to the Award, and the Participant’s rights thereto shall vest, as follows:

Date:	Restrictions Shall Lapse with Respect to:
First Anniversary of Award Date	One-third of the Award
Second Anniversary of Award Date	One-third of the Award
Third Anniversary of Award Date	One-third of the Award

provided, in each case, that the Participant remains continuously employed in active service from the Award Date through such vesting date.

Section 3.3             Legend.  Until such time as the Restrictions have lapsed, the Company may instruct the transfer agent for the Common Stock and/or other record-keepers to include a restrictive code or similar notation in its records (or legend on stock certificates, if any) to denote the Restrictions and any applicable federal and/or state securities laws restrictions relating to Restricted Stock.  The notation or legend may include the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE PLAN AND IN THE TERMS AND CONDITIONS APPLICABLE TO THE RESTRICTED STOCK AWARD, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

Section 3.4             Payment of Taxes; Issuance of Shares.

(a)                           Participant understands, acknowledges and agrees that, unless a Section 83(b) election is made (as described in Section 3.6), the difference between the Fair Market Value of the Restricted Stock at the time it vests, and the amount, if any, paid by the Participant for such stock is subject to state and federal income taxes and Participant is responsible for paying such taxes.

(b)                           If the Company is required to withhold any such taxes, Participant hereby authorizes any brokerage firm determined acceptable to the Company for such purposes to sell on Participant’s behalf a whole number of shares from the number of vested shares of Restricted Stock delivered to Participant at the time the Restrictions lapse to generate cash proceeds sufficient to satisfy the tax withholding obligation, provided that no such sale shall be made if such sale would violate any applicable securities law.  The shares will be sold as soon as practicable following the day the tax withholding obligation arises.  The Participant will be responsible for all brokerage fees and other costs of sale and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s tax withholding obligation.  Accordingly, Participant agrees to pay to the Company as soon as practicable any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.  The Company may, at its discretion, fulfill its tax withholding obligation by reducing the number of vested shares of Restricted Stock delivered to Participant at the time the Restrictions lapse by the number of shares of Restricted Stock required to satisfy such tax withholding requirements (based on the Fair Market Value of shares at such time).  Such shares of vested Restricted Stock shall be returned to the Company.  Participant’s acknowledgement and acceptance of these tax provisions are conditions precedent to the right of Participant to receive the Restricted Stock under the Plan and this Agreement.

(c)                           In lieu of the sale or reduction of shares delivered described in paragraph (b) above, Participant may pay to the Company the amount of tax required to be withheld in cash, by check or in other form satisfactory to the Company.  Such payment must be made by the date on which the Restrictions lapse or such later date as is established by the Company (not to exceed 15 days after the date on which the Restrictions lapse).

(d)                           The Shares will be deposited directly into Participant’s brokerage account with the Company’s approved broker when vested and any applicable withholding obligations have been satisfied.

Section 3.5             Certain Changes in Capitalization.  If the shares of the Company’s Common Stock as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, the Committee, in its sole discretion, shall have the discretion and power to determine and to make effective provision for acceleration of the time or times at which any Restrictions shall lapse or be removed.  In addition, in the case of the occurrence of any event described in this Section 3.5, the Committee, subject to the provisions of the Plan and these Terms and Conditions, shall make an appropriate and proportionate adjustment in the number and kind of shares of Restricted Stock, to the end that after such event the Participant’s proportionate interest shall be maintained as before the occurrence of such event.  Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons. In the event that the Participant receives any new or additional or different shares or securities by reason of any transaction or event described in this Section 3.5, such new or additional or different shares or securities which are attributable to the Participant in his capacity as the registered owner of the Restricted Stock then subject to Restrictions, shall be considered to be Restricted Stock and shall be subject to all of the Restrictions.

Section 3.6             Section 83(b) Election.  Participant understands that, under Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the Participant will recognize as ordinary income the difference between the amount, if any, paid for the shares of Common Stock and the Fair Market Value of such shares at the time the Restrictions on such shares lapse.  Participant understands that, notwithstanding the preceding sentence, Participant may elect to be taxed at the time of the Award Date, rather that at the time the Restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days of the Award Date. In the event Participant files an 83(b) Election, Participant will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the shares of Common Stock and the Fair Market Value of such shares as of the Award Date, and will be responsible for paying all such taxes, and, if applicable, paying the Company the amount of any tax required to be withheld thereon at the time of such election, in the manner set forth in Section 3.4.  Participant further understands that a copy of such 83(b) Election form must be filed with his or her federal income tax return for the calendar year in which the Award falls, and a copy delivered to the Company.  Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the award of Restricted Stock hereunder, and does not purport to be complete or to deal with any state local, or foreign tax requirements that might apply.  PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING THE PARTICIPANT’S 83(b) ELECTION, AND THE COMPANY HAS DIRECTED PARTICIPANT TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FEDERAL GOVERNMENT OR FOREIGN COUNTRY IN WHICH PARTICIPANT MAY RESIDE, AND THE TAX CONSEQUENCES OF PARTICIPANT’S DEATH.

ARTICLE 4.
OTHER PROVISIONS

Section 4.1             Book Entry; Escrow.  The Shares representing the Restricted Stock will be held in book-entry or global certificate form.  If the Company instead chooses to issue share certificates representing the Restricted Stock, the certificates for the Restricted Stock shall be deposited in escrow with the Secretary or Assistant Secretary of the Company or such other escrow holder as the Company may appoint; provided, however, that in no event shall the Participant retain physical custody of any certificates representing unvested Restricted Stock issued to him.  The deposited certificates shall remain in escrow until all of the Restrictions lapse or shall have been removed.

Section 4.2             Restricted Stock Not Transferable.  No Restricted Stock or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4.2 shall not prevent transfers by will or by applicable laws of descent and distribution.

Section 4.3             Rights as Stockholder.  Except as otherwise provided herein, upon issuance of the shares of Restricted Stock pursuant to Section 4.1, the Participant shall have all the rights of a stockholder with respect to said shares, subject to the Restrictions herein, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares or Restricted Stock; provided, however, that any and all shares of Common Stock received by the Participant with respect to such Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization shall also be subject to the Restrictions until the Restrictions on the underlying shares of Restricted Stock lapse or are removed pursuant to these Terms and Conditions.

Section 4.4             No Right to Continued Employment.  Nothing in these Terms and Conditions or in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Participant.

Section 4.5             Governing Law.   The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of these Terms and Conditions regardless of the law that might be applied under principles of conflicts of laws.

Section 4.6             Conformity to Securities Laws.  The Participant acknowledges that the Plan and these Terms and Conditions are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and these Terms and Conditions shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.7             Amendment, Suspension and Termination.  The Award and these Terms and Conditions may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as may otherwise be provided by the Plan, neither the amendment, suspension nor termination of the Award or these Terms and Conditions shall, without the consent of the Participant, alter or impair any rights or obligations under any Award.

Section 4.8             Notices.  Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his address shown in the Company records, and to the Company at its principal executive office.

Section 4.9             Severability. The invalidity or unenforceability of any paragraph or provision of these Terms and Conditions shall not affect the validity or enforceability of any other paragraph or provision, and all other provisions shall remain in full force and effect.  If any provision of these Terms and Conditions is held to be excessively broad, then such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

Section 4.10           Certain Provisions Applicable to Participants Employed at International Locations.  The Company will assess its requirements regarding tax, social insurance and any other payroll tax (“Tax-Related Items”) withholding and reporting in connection with the shares of Restricted Stock.  These requirements may change from time to time as laws or interpretations change.  Regardless of the actions of the Company in this regard, Participant hereby acknowledges and agrees that the ultimate liability for any and all Tax-

Related Items is and remains his or her responsibility and liability and that the Company makes no representations nor undertakings regarding treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock and does not commit to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate the Participant’s liability regarding Tax-Related Items.  In the event that the Company must withhold any Tax-Related Items as a result of the grant or vesting of the Restricted Stock, Participant agrees to make arrangements satisfactory to the Company to satisfy all withholding requirements.  Participant authorizes the Company to withhold all applicable Tax-Related Items legally due from the Participant from his or her wages or other cash compensation paid him or her by the Company and/or to cause the sale of vested shares of Restricted Stock on Participant’s behalf or reduce the number of vested shares of Restricted Stock delivered to Participant at the time the restrictions lapse, as contemplated by Section 3.4 above, to satisfy such Tax-Related Items.

Section 4.11           Data Privacy.  Participant consents to the collection, use and transfer of personal data as described in this Section.  Participant understands that the Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock (restricted or otherwise) awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  Participant further understands that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (“Data Recipients”).  Participant understands that these Data Recipients may be located in the Participant’s country of residence, the European Economic Area, or elsewhere throughout the world, such as the United States.  Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf, to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired upon vesting of the shares of Restricted Stock.  Participant understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company.  Withdrawal of consent may, however, affect Participant’s ability to participate in the Plan.

*     *     *     *     *

APPENDIX B

INVENTIONS PRIOR TO EMPLOYMENT WITH EMPLOYER

Brief Description of Inventions (1)	Right, Title or Interest and Date Acquired

(1)             “None” unless otherwise indicated.

B-1